 Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226100

PROSPECTUS SUPPLEMENT NO. 1 to

Prospectus Supplement dated August 1, 2019

(To Prospectus dated July 18, 2018)

13,800,000 Shares of Common Stock

and

Warrants to Purchase up to 13,800,000 Shares of Common Stock

This prospectus supplement no. 1 dated April 17, 2020, or this supplement, modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus supplement dated August 1, 2019, which together with the prospectus dated July 18, 2018, accompanying such prospectus supplement, we refer to as the prospectus, relating to the offering of (i) 13,800,000 shares of our common stock, par value $0.0001 per share (“common stock”), (ii) warrants to purchase up to 13,800,000 shares of our common stock, and (iii) the shares of common stock issuable from time to time upon exercise of such warrants. The 13,800,000 shares of common stock and warrants to purchase up to 13,800,000 shares of our common stock includes the over-allotment option we granted to the underwriters to purchase up to 1,800,000 additional shares of common stock and warrants to purchase up to 1,800,000 common stock. On August 5, 2019, we issued and sold, pursuant to this offering, 13,800,000 shares of our common stock and warrants to purchase up to 13,800,000 shares of our common stock. This supplement relates to the shares of common stock that may be issued upon the exercise of the warrants that were issued and sold on August 5, 2019. Each warrant has an exercise price of $1.15 per share and is exercisable through August 5, 2024.

This supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus. If there is any inconsistency between the information in the prospectus and this supplement, you should rely on the information in this supplement. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this supplement.

As a result of the filing of our Annual Report on Form 10-K for the year ended December 31, 2019, we are now subject to General Instruction I.B.6 of Form S-3, which limits the amount of securities that we may sell under the registration statement of which this supplement and prospectus is a part in reliance upon that General Instruction, so long as our public float remains below $75 million. As of April 17, 2020, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was $56,144,327, which was calculated based on 72,914,711 outstanding shares of common stock held by non-affiliates and a per share price of $0.77, which was the closing price of our common stock on The Nasdaq Capital Market on February 18, 2020, a date that is within 60 days of filing this supplement.

Accordingly, we are filing this supplement to amend the prospectus supplement dated August 1, 2019 to update the amount of shares we may sell under the prospectus pursuant to and in reliance on General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, so long as our public float remains below $75.0 million, in no event will we sell securities with a value of more than one-third of our public float in any 12-month period under the registration statement of which this supplement and prospectus are a part and any other sales made in reliance on such general instruction. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar month period that ends on and includes the date of this supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ADMP.” On April 14, 2020, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.38 per share.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement dated August 1, 2019 and on page 6 of the accompanying prospectus dated July 18, 2018 and the documents incorporated by reference into the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

RAYMOND JAMES

Lead Manager

Maxim Group LLC

The date of this prospectus supplement is April 17, 2020.